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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of the ___ day of June, 1997 (the "Effective Date"), by and between Belden & Blake Corporation, an Ohio corporation ("Employer"), and Ronald E. Huff ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Employer desires to employ Executive as its President and Chief Financial Officer, and Executive desires to be so employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound, agree as follows:

         1. EMPLOYMENT. Employer hereby employs Executive as its President and Chief Financial Officer upon the terms and conditions and for the compensation herein provided. Executive hereby agrees to be so employed and to fulfill the duties of President and Chief Financial Officer as such duties may be defined from time to time by Employer's Board of Directors. Executive shall also serve as a member of Employer's Board of Directors.

         2. DUTIES AND POWERS. For so long as Executive is employed by Employer, Executive agrees as follows: to devote his full and exclusive business time and attention to the business of Employer and of any subsidiaries or affiliates of Employer (excluding reasonable vacations and sick leave in accordance with Employer's policies consistent with his position); to perform all duties in a professional and prudent manner, to devote the best of his skill, energy, experience and judgment to such duties; and to communicate to Employer suggestions, ideas or information that may be helpful to Employer in its businesses. Executive shall have all the powers associated with his position as President and Chief Financial Officer, subject to all lawful policies and guidelines as may be established by the Board of Directors of Employer. Executive agrees to devote his full business time to the performance of services hereunder and not to engage in any other activity or own any interest that would conflict with the interests of Employer or would interfere with his responsibilities to Employer and the performance of his duties hereunder; provided, however, that: (i) passive investments of less than 5% of the outstanding securities of any corporation that do not conflict with Executive's performance of his duties to Employer hereunder shall be deemed not to violate this provision; and (ii) Executive may engage in activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Executive of his duties and obligations hereunder.




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         3. COMPENSATION AND BENEFITS. For all services rendered by Executive pursuant to this Agreement, Employer shall compensate Executive as follows:

                  (a) BASE COMPENSATION. In consideration of the full and faithful performance by Executive of his obligations hereunder, subject to the terms and conditions set forth herein, Employer (or, at Employer's option, any subsidiary or affiliate of Employer for which Executive also provides services hereunder) shall pay to Executive a salary of $250,000 per annum (such annual compensation as it may be increased from time to time shall be referred to herein as the "Base Compensation"). Executive's Base Compensation will be paid in accordance with Employer's customary payroll practices (but not less frequently than monthly) and will be prorated based upon the number of days elapsed in any partial year. Base Compensation shall be reviewed annually by the Human Resources Committee of Employer's Board of Directors and may be increased at the sole discretion of such Committee.

                  (b) BONUS. In addition to the Base Compensation payable to Executive, Executive may be awarded an annual bonus based on the attainment of certain goals to be set by Employer's Board of Directors. Such annual bonus is targeted to be 50% of Executive's Base Compensation but may be more or less than 50% of such Base Compensation depending on whether the goals set by Employer's Board are exceeded or not met.

                  (c) BENEFITS. Executive shall be entitled, as an employee of Employer, to employee retirement and welfare benefits substantially comparable to those enjoyed by Employee immediately prior to the Effective Date and to any other employee benefits made available to senior executive management of Employer.

                  (d) EXPENSES. Executive shall be entitled to reimbursement by Employer for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement if supported by reasonable documentation as required by Employer in accordance with its usual practices. Employer shall provide membership to Executive in a local country club and such membership shall allow all members of Employer's corporate management team to use the club's facilities at no additional cost. Employer will be responsible for paying initiation fees and monthly dues. Executive shall be entitled to reimbursement by Employer for financial and tax planning advisory services at rates customary to the local area, not to exceed $25,000 on an annual basis.

                  (e) LIABILITY FOR TAXES. Employer shall have no liability for any tax liability of Executive attributable to any payment made under this Agreement except for customary employer's liability for federal and state employee taxes (e.g., social security, Medicare, etc.) and except as may be provided in the Severance Agreement (as defined in Section 10(i) below). Employer may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies, as in effect at the time of any such payment.


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         4.  TERMINATION OF EMPLOYMENT.

         (a) TERMINATION AT WILL. The parties acknowledge and agree that Executive's employment hereunder is an employment at will. Notwithstanding any other provision contained in this Agreement, either Executive or Employer may terminate Executive's employment hereunder at any time with or without Cause (as defined in subsection 4(b)(i)) or with or without Good Reason (as defined in subsection 4(b)(ii)) at its or his election upon prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the "Termination Date").

         (b) DEFINITIONS OF "CAUSE" AND "GOOD REASON". For purposes of this Agreement, the terms "Cause" and "Good Reason" shall have the following meanings:

                  (i) "Cause" means (A) Executive's continued willful failure to perform his duties with Employer (other than any such failure resulting from disability), (B) Executive's engaging in willful, reckless or grossly negligent misconduct which is materially injurious to Employer, monetarily or otherwise, or (C) Executive's indictment pertaining to a felony or crime involving moral turpitude.

                  (ii) "Good Reason" means (A) a substantial and adverse change in Executive's status or position as a key employee of Employer, or a substantial reduction in the duties and responsibilities previously exercised by Executive, or any failure to reappoint or reelect Executive to, such position, except in connection with the termination of Executive's employment for Cause or disability, or as a result of Executive's death; (B) a reduction (other than for Cause) by Employer in Executive's Base Compensation; (C) a relocation of Executive's principal place of work to any location that is more than 25 miles from Canton, Ohio; (D) a sale or other exchange or transfer (whether by merger, reorganization or otherwise) of substantially all of the shares or assets of Employer; or (E) a material breach of the provisions of this Agreement by Employer.

         (c) PURCHASE RIGHTS. All shares of stock of Employer that are held by Executive, whether now held or hereafter acquired by Executive pursuant to the exercise of stock options held by Executive or otherwise (collectively, the "Executive Stock") and all options or other securities evidencing rights to acquire stock of Employer (collectively, "Executive Options" and, together with the Executive Stock, the "Executive Securities"), will be, in the event of the termination of Executive's employment hereunder, subject to the following purchase rights:

                  (i) If, prior to the second anniversary of the Effective Date, Executive terminates his employment hereunder without Good Reason, or Employer terminates Executive's employment hereunder with Cause, Employer will have the option to purchase (1) all, but not less than all, of the Executive Stock at a price equal to the LESSER of (A) actual cost paid by Executive for the Executive Stock (less any dividends or distributions received with respect to the Executive Stock) plus interest on such amount at a rate equal to the Prime Rate (as defined herein) on an annual basis or (B) Fair Value (as determined below), and (2) all, but not less than all, of the Executive Options at a price equal to the


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         product of (x) $0.01 and (y) the number of shares for which the
         Executive Options are exercisable.

                  (ii) If, after the second anniversary of the Effective Date, Executive terminates his employment hereunder without Good Reason, or Employer terminates Executive's employment hereunder with Cause, Employer will have the option to purchase (1) all, but not less than all, of the Executive Stock at a price equal to the aggregate Fair Value of the Executive Stock, and (2) all, but not less than all, of the Executive Options at a price equal to the difference between (A) the Fair Value of the shares for which the Executive Options are exercisable and (B) the option price that would have been payable by Executive upon exercise of the Executive Options.

                  (iii) If Executive dies, becomes disabled or terminates his employment hereunder with Good Reason, or Employer terminates Executive's employment hereunder without Cause, (1) Employer will have the option to purchase all, but not less than all, of the Executive Stock, and Executive or his personal representative will have the option to cause Employer to purchase all, but not less than all, of the Executive Stock, at a price equal to the GREATER of (A) actual cost paid by Executive for the Executive Stock (less any dividends or distributions received with respect to the Executive Stock) plus interest on such amount at a rate equal to the Prime Rate on an annual basis or (B) Fair Value, and (2) Employer will have the option to purchase all, but not less than all, of the Executive Options, and Executive or his personal representative will have the option to cause Employer to purchase all, but not less than all, of the Executive Options, at a price equal to the difference between (x) the Fair Value of the number of shares for which the Executive Options are exercisable, and (y) the option price that would have been payable by Executive upon exercise of the Executive Options.

                  (iv) The call options provided Employer in (i), (ii) and (iii) above (the "Employer Options") may be exercised by Employer delivering to Executive, within 180 days of the Termination Date, a written notice (an "Employer Notice of Exercise"), setting forth the number of shares of Executive Stock and/or number of Executive Options to be purchased by Employer. The option provided Executive in (iii) above (the "Executive Put") may be exercised by Executive delivering to the Secretary of Employer, within 180 days of the Termination Date, a written notice (an "Executive Notice of Exercise"), setting forth the number of shares of Executive Stock and/or number of Executive Options to be purchased by Employer.

                  (v) In the event that Fair Value has been determined within the twelve-month period preceding the date of the Employer Notice of Exercise or Executive Notice of Exercise, as applicable, the Employer Notice of Exercise shall contain, and in the event that Executive has delivered an Executive Notice of Exercise, Employer shall deliver a separate notice to Executive within ten (10) days of receipt thereof containing, such prior determination of Fair Value.

                  (vi) In the event that Fair Value has not been determined within the twelve-month period referenced above, the Employer Notice of Exercise shall contain, and in the event that Executive has delivered an Executive Notice of Exercise, Employer shall deliver a


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         separate notice to Executive within ten (10) days of receipt thereof containing, Employer's determination of the applicable Fair Value, including information used by Employer in determining such Fair Value. In the event that Executive objects to Employer's determination as set forth in its notice to Executive, Executive must notify Employer in writing within ten (10) days of receipt of the notice from Employer as to its determination of Fair Value. In such event, Employer and Executive shall then negotiate as to the determination of Fair Value for a period of thirty (30) days. Neither Employer nor Executive shall be required in this negotiation to agree to the determination of the other. If Executive and Employer fail to agree as to a determination of Fair Value, then Executive and Employer shall endeavor to designate a mutually acceptable appraiser to determine such value. If Executive and Employer have not agreed on an appraiser within fifteen (15) days, then Executive and Employer shall each appoint an appraiser within ten (10) days thereafter. The two appraisers shall within ten (10) days thereafter appoint a third appraiser. The third appraiser shall determine the Fair Value of the Executive Stock to be purchased within thirty (30) days after such appraiser's appointment. The value determined, whether by agreement between Executive and Employer or by appraisal, shall be determinative for purposes of the Employer Options and the Executive Put. Employer shall bear the cost of all appraisers other than the appraiser appointed by Executive to assist in appointing a third appraiser, the cost of which shall be paid by Executive. Each of Executive and Employer shall be given reasonable advance notice of the time and place of any appraisal proceedings and shall have the right to be present, heard, and represented by counsel.

                  (vii) As used herein, "Fair Value" shall mean the fair value of shares of Common Stock of Employer, valuing Employer as an ongoing entity (including a consideration of the value of Employer if it were to be sold intact to a third party), and determined after taking into account Employer's indebtedness and other securities senior to the shares of Common Stock (assuming the exercise of any conversion, warrant or option rights where the exercise price is advantageous to the holders). No minority, blockage or illiquidity discount will be taken into account. As used herein, "Prime Rate" shall mean the prime rate or base rate of The Chase Manhattan Bank, N.A., or its successor, as published or announced by such bank from time to time. The then applicable Prime Rate will be adjusted annually to the rate in effect on the first business day of each calendar year and such Prime Rate, as adjusted, will remain in effect throughout such calendar year.

                  (viii) The closing of any transaction pursuant to this Section 4 shall take place at the principal office of Employer, (A) in the event that Fair Value has been previously determined in the twelve-month period set forth in subsection (v), within thirty (30) days after delivery of the Employer Notice of Exercise or the Executive Notice of Exercise, as applicable, or (B), in the event that Fair Value is determined pursuant to subsection (vi), within thirty (30) days after the final determination of Fair Value pursuant to such subsection
         (vi). At the closing of any transaction pursuant to this Section 4, the parties shall take all action necessary to convey the shares of Executive Stock and/or the Executive Options to be purchased at such time, free of all liens and encumbrances, all as reasonably determined by Employer.


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         (d) NON-TRANSFERABILITY OF STOCK AFTER TERMINATION OF EMPLOYMENT.
Except as set forth in this Section 4, notwithstanding anything herein to the contrary, Executive may not make or suffer any transfer or propose to make any transfer of the Executive Stock during the 180-day period immediately following the Termination Date.

         5.  RIGHT OF FIRST REFUSAL.

         (a) TRANSFER RESTRICTIONS. Executive hereby acknowledges that a limitation on ownership of the Executive Stock is necessary in light of the closely-held nature of Employer, and therefore Executive agrees that he will not make or suffer any transfer of all or part of the Executive Stock, except in accordance with this Agreement, and that he will sell or transfer any or all the Executive Stock only in compliance with this Agreement, and that any transfer not made in accordance with this Agreement will be void ab initio and of no force and effect. Notwithstanding anything contained in this Agreement to the contrary, any transfer of the Executive Stock hereunder will be subject to receipt of any necessary approvals required under any agreement of Employer, and the time frames established hereunder for the transfer of and payment for such Executive Stock will be extended as necessary to obtain any such approvals; provided, however, that the parties shall diligently pursue and reasonably cooperate in obtaining any such required approvals.

         (b) GRANT OF RIGHT OF FIRST REFUSAL. Each time Executive proposes to make or suffers any transfer of all or any portion of the Executive Stock (other than in accordance with Section 4 hereof and other than a Permitted Transfer (as defined below)), Executive, or in the event of his death or incapacity, his legal representative, shall promptly so inform Employer by notice in writing (the "Company Notice") stating (i) the number of shares of Executive Stock proposed to be transferred (the "Subject Shares"), (ii) the name and address of the proposed transferee, and (iii) the other terms and conditions of such proposed transfer, including any consideration proposed to be received for the Subject Shares. Any such proposed transfer shall be a bona fide transaction with an independent third party. The date of the mailing of the Company Notice is hereinafter referred to as the "Company Notice Date." By giving the Company Notice to Employer, Executive will be deemed to have granted to Employer an option, as provided below, to purchase all the Subject Shares for the same consideration as is set forth in the Company Notice and on the same terms as are set forth in the Company Notice.

         (c) CLOSING. Employer shall, within thirty (30) days after the Company Notice Date, determine whether it desires to purchase the Subject Shares and so advise Executive in writing, and it shall, within ninety (90) days after the Company Notice Date, complete the purchase of such Subject Shares at the price and upon the terms and conditions set forth in Section 5(b) above. The closing of the purchase and sale of the Subject Shares will take place at Employer's principal office or at such other place as the parties may agree. At the closing, the parties shall take all action necessary to convey the Subject Shares to be transferred in accordance with this Section, free of all liens and encumbrances, all as reasonably determined by Employer.

         (d) PERMISSIBLE DISPOSITIONS. If Employer does not elect to purchase all the Subject Shares within the period provided, and such transfer is otherwise permissible under Section 5(a), then all such Subject Shares may be disposed of by Executive to the prospective transferee named in the Company Notice, at the price and on the terms and conditions set forth in the


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Company Notice, at any time within one hundred and eighty (180) days after delivery of the Company Notice pursuant to Section 5(b), free and clear of all restrictions except as provided in Section 5(a). Employer, as a condition to the effectiveness of such transfer, may request that the prospective transferee agree that the Subject Shares so purchased will be held subject to the right of first refusal contained in this Section 5, and may require such prospective transferee to execute a document evidencing that such shares are subject to this right of first refusal.

         (e) PERMITTED TRANSFERS. As used herein, "Permitted Transfer" shall mean a transfer of any or all of the Executive Stock pursuant to (i) a transfer of the community property interest, if any, of Executive's spouse in any shares of Executive Stock to Executive upon the death of such spouse or in connection with the divorce of Executive; (ii) a transfer of shares of Executive Stock by Executive to Executive's spouse, children, grandchildren or a trust established for the primary benefit of Executive's spouse, children or grandchildren if, following the transfer, Executive retains sole control over the voting of such shares of Executive Stock and the initiation or participation in any shareholder litigation and other decisions with respect to such shares; or (iii) a transfer of shares of Executive Stock approved by the holders of at least a majority of the outstanding shares of the Common Stock of Employer.

         6.  NONDISCLOSURE.

         (a) CONFIDENTIAL INFORMATION. Executive hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of Employer and its subsidiaries or affiliates. Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information," except that the following shall not be considered Confidential Information: (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Executive in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information lawfully available to the general public.

         (b) USE OF CONFIDENTIAL INFORMATION. Executive agrees that all Confidential Information is and will remain the property of Employer. Executive further agrees, except as otherwise required by law, while employed by Employer hereunder and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than Employer and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

         (c) TRADE SECRET. It is the intention of the parties that to the extent any Confidential Information may constitute a "trade secret" as defined by Ohio common law, then, in addition to the remedies set forth in this Agreement, Employer may elect to bring an action against


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Executive in the case of any actual or threatened misappropriation of any such trade secret by Executive.

         (d) NO REMEDY AT LAW. Regardless of whether any of the Confidential Information shall constitute a trade secret as defined by Ohio common law, Executive expressly recognizes and agrees that the restrictions contained in this Section 6 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements herein will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Executive could cause, and that a remedy at law for such failure by Executive will be inadequate.

         7.  NON-INTERFERENCE, NON-SOLICITATION AND NON-COMPETITION COVENANTS.

         (a) ACKNOWLEDGEMENT OF ACCESS. Pursuant to this Agreement, Executive has agreed to become President and Chief Financial Officer of Employer and to comply with the non-disclosure provisions contained in Section 6 hereof. Executive recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as defined in Section 6(a)), and have access to and authority to develop relationships with customers of Employer because of his position and status as Employer's President and Chief Financial Officer, which he would not otherwise attain. In consideration of the foregoing, Executive agrees to comply with the terms of this Section 7.

         (b) RESTRICTED PERIOD. The restraints imposed by this Section 7 shall apply during any period that Executive continues to receive payment of Base Compensation hereunder, and for a period of two years thereafter (the "Restricted Period"); provided, however, that, notwithstanding anything contained herein to the contrary, the restraints imposed by this Section 7 shall not apply following the termination of Executive's employment with Employer (i) by Employer without Cause or (ii) by Executive for Good Reason. In the event that any Court having jurisdiction should find that the Restricted Period is so long and/or the scope (distance) (as set forth below) is so broad as to constitute an undue hardship on Executive, then, in such event only, the Restricted Period and area limitations shall be valid for the maximum time and area for which they could be legally made and enforced.

         (c) COVENANT. During the Restricted Period, Executive shall not, as an executive (other than as an executive of Employer or an affiliate thereof), employee, employer, stockholder, officer, director, partner, consultant, advisor, proprietor, lender, provider of capital or other ownership, operational or management capacity, directly or indirectly, (i) solicit or hire any employee of Employer or otherwise interfere with or disrupt the employment relationship between Employer and any employee, (ii) solicit or do business with (a) Employer's customers with whom Employer did business while Executive was employed under this Agreement or (b) individuals or entities who Executive met as a result of his position with Employer while Executive was employed under this Agreement, that results in competition with Employer in any county, parish or other comparable jurisdiction within a state, province or nation located in North America in which any of such customers have operations (other than customers whose business relationship with Employer has terminated for at least 90 days) or in which Employer has conducted business while Executive was employed under this Agreement (collectively, the


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"Restricted Area"), or (iii) be associated with any entity engaged in the business of oil and/or gas exploration, development, production, distribution and/or marketing in the Restricted Area that results in competition with Employer (but excluding association due to ownership of less than 5% of the outstanding securities of any such entity).

         (d) REASONABLENESS. Executive expressly recognizes and agrees that the restraints imposed by this Section 7 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this Section 7 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 7 will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the oil and gas industry or otherwise, and that Executive has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

         8. MEMORANDA, NOTES, RECORDS, ETC. All memoranda, notes, records, customer lists or other documents made or compiled by Executive or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Executive's employment hereunder or at any other time upon request by Employer, and Executive shall retain no copies of those documents. Executive shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

         9. ENFORCEMENT. The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of this Agreement, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Executive, INTER ALIA, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

         10. MISCELLANEOUS.

         (a) NON-DELEGATION OF DUTIES. Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer. Any such purported delegation or assignment in the absence of such


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written consent shall be null and void with no force or effect. Notwithstanding the foregoing, nothing herein shall prevent Executive from delegating ministerial tasks to assistants of the type that are normally assigned by executives to assistants.

         (b) BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person.

         (c) SURVIVAL OF COVENANTS. Notwithstanding anything contained in this Agreement, in the event Executive's employment is terminated for any reason whatsoever, the covenants and agreements of Executive contained in Sections 4, 5, 6, 7 (to the extent set forth therein), 8, 9 and 10(c) and the covenants of Employer contained in Section 4 hereof shall survive any such termination and shall not lapse except as provided herein.

         (d) SEVERABILITY/MODIFICATION. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         (e) GOVERNING LAW. This Agreement is entered into in Ohio, and the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio without regard to the laws of conflicts of laws thereof.

         (f) EFFECTIVENESS; ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

         (g) NOTICES. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement:

                  TO EXECUTIVE:             Ronald E. Huff
                                            6155 Tuscany Circle
                                            Canton, Ohio  44718

                  TO EMPLOYER:              Belden & Blake Corporation
                                            5200 Stoneham Road
                                            North Canton, Ohio  47720


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



                                            with a copy to:

                                            Kelly, Hart & Hallman, P.C.
                                            201 Main Street, Suite 2500
                                            Fort Worth, Texas  76102
                                            Attention: Kevin G. Levy

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         (h) HEADINGS. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

         (i) SEVERANCE AGREEMENT. Executive and Employer hereby acknowledge and agree that the Severance Agreement by and between them (the "Severance Agreement") remains in effect as of the Effective Date and that it will continue in effect following the Effective Date in accordance with its terms. In the event that Executive is employed by Employer at the expiration of the Severance Agreement, Executive and Employer shall enter into a new severance agreement containing substantially the same terms and conditions as the Severance Agreement (including, without limitation, provisions regarding non-competition and similar matters) and providing for a severance benefit in an amount equal to the sum of (1) three times the total compensation of Executive from Employer or its Affiliates as reported on Form W-2 by Employer and (2) all compensation of Executive deferred by Employer or its Affiliates for the calendar year immediately preceding the termination of Executive's employment, such severance benefit to be payable solely in the event of the termination of Executive's employment with Employer and its Affiliates under the circumstances described in the Severance Agreement as giving rise to payment of benefits under Section 4 of the Severance Agreement.

         (g) INDEMNIFICATION. Employer shall indemnify Executive as an officer and director of Employer to the same extent as the Employer's indemnification of its officers and directors as of the Effective Date.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement to be effective as of the Effective Date.

                                EXECUTIVE:

                                ------------------------------------------
                                RONALD E. HUFF

                                EMPLOYER:

                                BELDEN & BLAKE CORPORATION,
                                an Ohio corporation

                                By:
                                   ---------------------------------------
                                Name:
                                     -------------------------------------
                                Title:
                                      ------------------------------------


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